Exhibit 13.2

Table of Contents

Solicitation of Interest Website

3

Pitch Deck

3

Company Overview

27

Website Gallery

30

Media Mentions

35

Team Story

35

Founders and Officers

35

Notable Advisors & Investors

36

Term Sheet

37

Prior Rounds

38

Risks and Disclosures

39

General Risks and Disclosures

43

Comments

45

Promotional Emails

50

HyperSciences Company Update

50

HyperSciences Company Update

52

Reservation Confirmation

53

Discussion Points

55

Narration Script

58

Transcript of Question & Answer Session

60

Solicitation of Interest Website

Pitch Deck

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HYPER SCIENCES
Harnessing the power of extreme velocity

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Harnessing the power of extreme velocity

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HYPER SCIENCES

Harnessing the power of extreme velocity

© 2018 HyperSciences

- HyperSciences is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/hypersciences.inc/series.a

- This Company's profile and accompanying offering materials may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These statements reflect management's current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the Company's actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Moreover, no person nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results.

HYPER SCIENCES

OIL & GAS DRILLING IS
BIG, EXPENSIVE & SLOW

RENEWABLE ENERGY
IS INTERMITTENT, AND
ALSO EXPENSIVE

TRAFFIC SUCKS
TUNNELING IS SLOW, EXPENSIVE & DANGEROUS
HYPERLOOP
SOME THINK THAT TRANSPORTATION TUNNELS ARE THE SOLUTION

Each of these industries is dependent on old technology – rotational energy – that makes their processes slow, dangerous, and expensive

TUNNELING

ENERGY DRILLING

AEROSPACE

HYPER SCIENCES

© 2018 HyperSciences

Our solution: HyperCore Projectiles

Using our technology, we have built faster, safer, and more cost-effective hypersonic engines.

Our engines can robotically launch projectiles straight like a laser in all directions at velocities greater than Mach 5. This allows us to move earth quicker and launch payloads without costly, volatile rockets.

We have 31 global patents at various stages

- 3 Issued
- 2 Allowed
- 26 Pending

HYPER SCIENCES

© 2018 HyperSciences

Introducing HyperCore

HYPERSCIENCES' CORE-RAM PROPULSION SYSTEM

HyperCore technology is the foundation for all of our HyperSciences products. We use low-cost chemical energy to accelerate projectiles to high velocities.

- **In boring/tunneling and mining applications** this meteor-like impact breaks and pulverize hard rock under a wide range of ground conditions.

- **In aerospace applications, our goal is to loft** payloads to extreme altitudes (up to 100km – almost 10 times the operational altitude of commercial jets).

HyperCore
Left and Right
Down
Up

HYPER SCIENCES

© 2018 HyperSciences

TUNNELING

How it works

HYPER TUNNEL BORING & MINING SYSTEM (HTBM)

Our mining and tunneling solution improves performance, eliminates dangerous explosives, and reduces high capital and operating costs over traditional rotary tunneling boring machines and drill and blast methods.

- Our system can be reused unlike most systems that are buried in place upon project completion because of our size and agile steering
- HTBM reduces the need for rotary tunneling equipment, which typically costs greater than $10M per machine

Meteor-like impacts

Using robotic methods and artificial intelligence, this is true digital mining

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

ENERGY DRILLING

How it works

HYPERDRILL FOR OIL AND GAS

Using robotic methods and artificial intelligence, we plan to use our drilling solution to drastically improves performance in regards to speed, accessible depths, and accuracy.

- We have tested our ability to drill holes more quickly and cheaply than other conventional drilling applications
- HyperDrill™ is compatible with existing drilling systems
- Drilling through nearly any ground condition, our impacts are 10-100X the strength of the rock face
- We can 3D map the subsurface and locate energy deposits with ease using our sonar-like process

Originally funded from concept to reality with the help of Shell Global

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

ENERGY GENERATION

How it works

ENERGY ANYWHERE GEOTHERMAL

Our Geothermal solution leverages the performance benefits of HyperDrill, the ability to reach deep geothermal energy deposits, and our patent-pending thermoelectric power generation technology to provide cost-effective and scalable clean energy.

- HyperDrill has extreme depth reach
- We project that up to 7MW per scalable segment of clean energy can generated back to the main power grid or used for other unique applications
- We believe the physical footprint of the extremely quiet power plants will allow them to be placed nearly anywhere (the size of a small corner store)

The system can be scaled to provide power to businesses

Heat generated from the earth's core
A clean power plant is right below everyone's feet, we just need to tap it!
Cap rock
Hot granite rock
TEG
THERMAL-ELECTRIC GENERATORS

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

AEROSPACE

How it works

HYPERDRONE AEROSPACE SYSTEM

- Our target customers will be focused on USA government contracts, such as NASA and other government agencies
- For clients with specific payload constraints (desired altitude, mass, etc.), we'll provide automated, repetitive payload launch for a fixed fee per flight

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

Business model

EQUIPMENT-AS-A-SERVICE – DRILLING, MINING, AND TUNNELING

Much like razor for razorblades, or ink for printers, HyperSciences generates some of its reoccurring revenue from the sale of consumables.

- HyperSciences' equipment is leased
- Consumable projectiles priced at a few dollars per unit
- Generating reoccurring revenue per machine for drilling and tunneling

Reducing the barrier to entry for a new technology.

AEROSPACE
TUNNELING
HYPER SCIENCES
ENERGY GENERATION
ENERGY DRILLING

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

Business model

GEOTHERMAL, AEROSPACE, AND R&D

By obtaining program growth from our drilling, tunneling, and mining program, in Year 3 we can begin to focus on our large revenue generators.

- Geothermal revenue based the reoccurring power generation (fee per kilowatt hour)
- Aerospace partners are provided fixed-price launch packages
- Monitoring contracts utilizing 3D subsurface imaging for early seismic detection grids
- Locating previously unknown energy deposits

Projected revenue - ROM

HyperSciences
Revenue $ (Millions)
Annual (EBITDA) ($Millions)
$500
$450
$400
$350
$300
$250
$200
$150
$100
$50
$-
$(50)
1
2
3
4
5
YEARS (Starting Jan 2018)

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

Market landscape

INDUSTRY AND COMPETETIVE ADVANTAGE

Total addressable market: $100B+ (as a service)

27
46.2
4
10
14
U.S.$ — Billions / year
Energy Drilling
Aerospace
Tunneling & Drilling
Mining & Tunnelling Explosives
Energy Production

Benefit over competitors:

Old tech: Drill and blast is slow and dangerous
New tech: The Boring Company still uses rotary

Old tech: Old rotary or hammer is antiquated and costly
New tech: Limited and incompatible (laser, plasma, jet)

Old tech: Airplanes are slow
New tech: Rockets are dangerous

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

2018 roll-out

EQUIPMENT-AS-A-SERVICE

Build 20+ Robotic HyperCore Units

- New equipment will switch to a partial 3D metal printing process to ensure scalability
- Approximately $125K per unit for initial market deployment= ~$2.4M
- Targeting lease and demo to major players
  - Construction/Mining: Caterpillar, Sandvik, Atlas Copco, Komatsu, Orica (Explosives Co)
  - Aerospace: Boeing, Raytheon, NASA
- Goal is to sign 50+ Lease Service Contracts
- Outcome: 1 Million Projectiles bulk purchases ($7-$10M projectile revenues year 1)

HyperDrill Joint Industry Project

- Targeting a Deep Energy Drilling Joint Project (with Shell, Halliburton, BP, Schlumberger, etc.)
- Discussions have been had with Shell about Phase 4 testing
- Demonstration of mutual interest with strategic partner
- Pursuing a DoE partnership project for 3D mapping technology
- Pursuing a ARPA-E partnership for next generation geothermal electrical power plant

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

Technology roadmap

2018 — 2022

Tunneling — Drones — Deep Drilling — Energy Anywhere

HTBM™ (Hyper Tunnel Boring-Mining)

HyperDrone™

Field Trials:
HyperDrill™ Joint projects

TEG
THERMAL-ELECTRIC GENERATORS

Energy Anywhere Geothermal

2018 — 2019 — 2020 - 2022

HYPER SCIENCES

Disclaimer: These statements reflect management opinion, and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

© 2018 HyperSciences

Potential clients

CORPORATE CLIENTS CROSS VERTICAL

We are seeking partners to conduct pilot testing – commercial field trials, leases or customer-funded pilot trials.

Equipment Manufacturers

- Baker Hughes
- HughesChristensen
- CAT
- NOV
- SANDVIK
- TERCEL PRACTICAL INNOVATION
- HALLIBURTON
- Weatherford
- KOMATSU
- Atlas Copco

Service Providers

- Schlumberger
- BAKER HUGHES
- NOBLE
- HALLIBURTON
- THE BORING COMPANY
- NABORS
- PATTERSON-UTI DRILLING COMPANY LLC
- Weatherford
- RUEN DRILLING PERU

Resource Companies

- Shell
- bp
- Chevron
- ORMAT
- bhpbilliton
- EXXON
- CALPINE
- BR PETROBRAS
- RioTinto
- BARRICK
- MARATHON

Aerospace/Gov. Customers

- NASA
- Department of Defense, United States of America
- Department of Energy, United States of America
- arpa·e CHANGING WHAT'S POSSIBLE

HYPER SCIENCES

Disclaimer: These are not actual partners or clients, but rather potential targets.

© 2018 HyperSciences

Funding

RAISING UP TO $10M THROUGH A REG A+ OFFERING ON SEEDINVEST

Traction thus far:

- $1M+ funded by Shell Global over three-phase HyperDrill Development
- $3M in convertible notes (2015-2017) used to develop technology and equipment
- 31 global patents at various stages
  —3 Issued
  —2 Allowed
  —26 Pending

Planned use of proceeds for the SeedInvest round*:

Manufacture one HyperCore unit (5.34%)
Deploy HyperCore unit (24.03%)
Deploy HyperDrill & HTBM (15.57%)
Joint industry testing (11.12%)
Pay and expand team (26.7%)
Debt Payment (5.47%)
Working Capital (11.78%)

* Assuming full $10M raise, and rounding of percentages

HYPER SCIENCES
© 2018 HyperSciences

The leadership team

EXPERIENCED LEADERSHIP TEAM WITH PROVEN TRACK RECORD

Mark Russell is the founder and CEO of HyperSciences. Mark has a Masters from Stanford in Aero/Astro Engineering, is a former lead engineer and manager for Jeff Bezos's Blue Origin, and has a long history of family and public mining company development and operations for some of the world's largest mining projects. Mark provides both the vision and technical expertise to lead the world's first company focused on hypervelocity applications.

Hossam Elbadway is a technical and business advisor to HyperSciences. He was a Senior Operating Partner at Lime Rock Partners and former CEO of Tercel Oilfield Products, that he sold in May 2016. Prior to serving in these roles, Hossam spent nearly 17 years at Schlumberger, most recently as Vice President of Manufacturing. He currently serves on the board of directors of GEODynamics, and TGT Oil and Gas Services.

Mike McSherry is a board member and senior advisor for HyperSciences. Mike is a serial entrepreneur; he is the current CEO and founder of Xealth, a healthcare tech company. He is also the former CEO of SWYPE (mobile app), and the co-founder of Boost Mobile.

HYPER SCIENCES

© 2018 HyperSciences

Summary

WE ARE A TECHNOLOGY COMPANY SOLVING PROBLEMS THROUGH EXTREME VELOCITY

Disruptive Innovation	Paradigm shift in pulverizing hard rock, and hypersonic launch
Multiple Industries	Infrastructure, mining, tunneling, drilling, aerospace
Substantial Opportunity	Total market opportunity estimated at over $100B

HYPER SCIENCES

© 2018 HyperSciences

Highlights

Overview

Product & Service

The Team

Term Sheet

Prior Rounds

Risks & Disclosures

Data Room

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Company Highlights

- 31 patents at various stages: 3 issued, 2 allowed, 26 pending
- Total market opportunity: $50B+
- Entered into $1mm research partnership with Shell who provided funding for development and testing
- Accomplished CEO who has a Masters Degree from Stanford University in Aero/Astro Space Engineering, led the crew capsule program at Jeff Bezos' Blue Origin
- Key strategic investors include Mike McSherry — founder of Boost Mobile and former CEO of Swype
- Over 500 test fires conducted on our drilling, tunneling, and aerospace equipment
- Externally validated hypersonic performance by an outside laboratory

Fundraise Highlights

- Total Round Size: US $10,000,000
- Raise Description: Series A
- Minimum Investment: US $1,000 per investor
- Security Type: Preferred Equity
- Pre-Money Valuation: US $25,000,000

Company Overview

Using hypervelocity technologies, we are creating better solutions for tunneling, energy, and transportation.

HyperSciences is a technology company that has created an innovative hypervelocity propulsion system for major industries such as fast tunneling, energy drilling, and aerospace. We believe we have developed one of the world's fastest simplest, and cheapest commercial projectile launch system, which can robotically accelerate objects at velocities greater than Mach 5 speeds.

We have already created a portfolio of patented and patent-pending hypervelocity technologies to solve some of the most challenging problems in energy, terrestrial transportation, and materials production. Each major industry we plan to tackle (tunneling, energy drilling, and aerospace) is ripe for a revolutionary change in efficiency and economics. We believe our precision robotic accelerators that utilize Artificial Intelligence are the answer.

We first applied this disruptive solution to drilling with our HyperCore technology. HyperCore uses low-cost chemical energy to robotically load and then accelerate projectiles to hypersonic velocities, allowing projectiles upon impact to break and pulverize hard rock faster, deeper, and through a wider range of conditions.

HyperSciences is commercializing its robotic HyperCore tools for HyperDrill which is designed to allow low-cost access to deep energy, including both conventional oil and gas use as well as our "Energy Anywhere" geothermal system power generation. Our technology is designed to drive projectiles through tough environmental conditions to quickly and efficiently reach untapped geothermal resources. By reaching these deep geothermal deposits in the earth, we will be able to conduct this heat energy towards the surface and convert it into electrical energy. This electrical energy, once generated back to the main power grid in the scale of Megawatts, we think will be a significant paradigm change in renewable, clean energy.

We are using this same technology to create the Hyper Tunneling Boring and Mining system (HTBM). This system replaces two conventional tunneling methods, the first involves drilling and then using explosives to remove material, the second involves rotary tunneling which typically is slow and cost tens of millions of dollars per machine.

Finally, as a platform technology development company, Hypersciences has been able to take the key components of HyperCore, namely the automated launch system and acceleration method, to launch objects to high-altitudes (up to 100km in height, which is almost 10 times the altitude that commercial jets fly, and on the boundary line to space). We are developing this into our HyperDrone product which we believe will be game-changing for USA government contracts in the aerospace community, such as the Department of Defense and NASA .

Product & Service

HyperSciences' key technology is the HyperCore, a system that utilizes low-cost chemical energy to accelerate projectiles to very high velocities, also known as hypersonic. We plan to initially market our products via an Equipment-As-A-Service model, supported by sales of consumable projectiles for use in all HyperCore based systems. The following main applications utilize the HyperCore technology:

HyperCore 100 is the 100mm (4") inner tube bore diameter version of the HyperCore system, which can be employed by customers in many different ways, including vertical or horizontal integration into existing equipment to enable rapid and efficient energy deposition for their projects.

Hyper Tunneling and Mining system (HTBM) is our robotic mining and tunneling solution that uses continuous hypervelocity repetitive projectile impacts in a way that we believe drastically improves performance (speed), eliminates dangerous explosives, and reduces high capital and operating costs over traditional rotary tunneling boring machines (TBMs) and drill and blast methods. This version of HyperCore will have some ancillary equipment specifically developed for underground tunneling and mining, including robotic steering and acoustic damping.

HyperDrill is a downhole energy drilling solution that is compatible with existing drilling systems, and we think can improve performance and reduce cost.

Energy Anywhere Geothermal leverages our high-speed drilling and patent-pending scalable direct thermoelectric power generation technologies to provide a cost-effective solution for power plants in the scale of Megawatts.  We believe that each plant can be scaled to power major cities.

HyperDrone is a land or sea-based high altitude payload launch service designed for communication, earth observation, and hypersonic propulsion testing markets. Each projectile is designed for on-demand, rapid, and potentially stealth deployment of a payload.  Our target customers will be focused on USA government contracts, such as NASA and other government agencies.

HyperCore Business Model:

Our tunneling/mining and drilling systems based on HyperCore can be leased to our clients as an "Equipment as a Service" (EaaS) model. Typically, traditional rotational tunneling machines can cost tens of millions of dollars, but we are uniquely positioned to offer consumables performance based "ink/printer" or "razor/razor-blade" business model to the industry based on kinetic energy deposition to break rock instead of rotational energy as the primary method for rock breaking. Our contracts that combine the base lease of a HyperCore unit plus a fixed number of projectiles are modeled to start at approximately an aggregate of $150,000-$200,000 per unit per year, which includes thousands of projectiles for the first 2 years and moves to a fixed cost per 1,000 projectile basis after an initial period. Basic operational training services would be included in such contracts.

This approach can change the economics of major established industries and the barrier to entry for established industries transitioning to a new technology. Because our drilling and rock breaking process is robotic, the equipment is quicker and more agile for size constrained areas. With this EaaS business model, our leased HyperCore units during tunneling/mining and drilling operation launch our proprietary consumable projectiles every few moments. The HyperSciences proprietary projectiles, which are required for the system to operate, will be bulk-purchased from HyperSciences by our customers beyond the amount included with the lease contract. For example, a typical 1,000 foot hole will require nearly 2,500-5,000 projectiles, which may have a direct cost to our customer of approximately $5-$12 per shot.  This includes the projectiles and propellant costs depending on the application and location of operations and cost of propellants.

Our economic model estimates by the end of year 2 having 100 HyperCore units in the field and adding approximately 100 units per year in each of the following years with each unit being utilized annually at 30% given a 12-hour day in the hard rock industry firing approximately 2 projectiles per minute.

Geothermal Business Model:

HyperSciences intends to prove that its proprietary technology will allow for the economical generation of energy via geothermal installations nearly anywhere on Earth - Geothermal Anywhere. We are pursuing partnerships with key industry leaders — Department of Energy (DoE) and ARPA — for paid research projects and are targeting a deep energy drilling joint-project (with Shell, Halliburton, BP, Schlumberger, etc.).  At the point of successful field trials, we believe the geothermal plant systems will have been matured, and that complete systems will be ready for operations. We are estimating first plant installations in seven megawatt increments starting in year 3 (2021) after full funding. The revenue model estimates an average of $3,000,000 per megawatt installation cost using our HyperDrill system and our TEG Thermo-Electric Generator surface plant. We expect to be part-owner of initial installations and model in a cost-share for the installation costs at 10% ($300,000 per megawatt installed or $2,100,000 per install from HyperSciences as a partner and thus capture 10% royalty ($.0065/kw) of the ongoing estimated $.065/ KWhr revenue of the plant over its life. Starting in Year 3, we grow to approximately 2-3 monthly seven megawatt unit new installations for drilling, well completions and plants installations as minority owners or royalty holders. Our geothermal cash flow model rolls in our initial cash flow predictions of HyperCore sales from Years 1-3. The Geothermal opportunity overlayed with the HyperCore business model predicts a substantial cash flow opportunities from these revenues.

HyperVelocity Launch: With HyperSciences' aerospace application projects such as HyperDrone, we understand that our clients will require specific payload constraints such as desired altitude, mass, diameter, launch profile, etc. For these unique clients, we will provide each payload launch using fixed-price contract structure.

Disclaimer: HyperCore is ready to deploy pending minor updates on automation.  HyperDrone, HyperDrill, and HTBM are currently in development.

Website Gallery

HYPERDRILL™
DEEP WELLS
IN EXCESS OF 7 KILOMETERS
YouTube

https://youtu.be/8Sy2S5gm_jY

HYPER
HTM - Hyper Tunneling Machine
YouTube

HyperBreaker - Hyper Tunneling Machine.

Watch our robotic equipment fire a projectile to hypersonic velocity and pulverize the hard rock in a tunneling application.

https://youtu.be/vozxDpVmI-s

HYPERDRILL FROM CONCEPT TO REALITY
• Proven With Shell
• HyperSciences' Propriety Projectiles
• Simple chemical propellant
• Steerable
• Impact>10-100X rock strength
• Compatible. 5-10X ROP
• High Pressure, high temp drilling
• 10 X Faster
• Controllable, Simple, Safe
Confidential © 2018 HyperSciences, Inc

HyperDrill Machine.

Our Drilling equipment from concept to reality

HYPER TUNNEL BORING MACHINE FROM CONCEPT TO REALITY

HyperTunnel Boring Machine.

Our Tunneling / Boring equipment from concept to reality

HYPERDRONE AEROSPACE SYSTEM FROM CONCEPT TO REALITY

Confidential © 2018 HyperSciences, Inc

HyperDrone Aerospace Launcher.

Our Aerospace Launcher from concept to reality

Media Mentions

Team Story

HyperSciences is led by successful businessman and aerospace engineer, Mark Russell (Blue Origin, Boeing).   Our team is comprised of engineers, geologists, and tunneling project developers who are well poised to deploy commercial solutions to our customers and partners.

Founders and Officers

Notable Advisors & Investors

Term Sheet

Fundraising Description

Round type:

Series A

Round size:

US $10,000,000

Minimum investment:

US $1,000

Key Terms

Security Type:

Preferred Equity

Pre-money valuation:

US $25,000,000

Liquidation preference:

1.0x

Prior Rounds

The graph below illustrates the valuation cap or the pre-money valuation of HyperSciences, Inc's prior rounds by year.

This chart does not represent guarantees of future valuation growth and/or declines.

Pre-Seed

Round Size

US $3,201,000

Closed Date

Dec 31, 2017

Security Type

Convertible Note

Valuation Cap

US $7,000,000

Risks and Disclosures

The Corporation is reliant on the successful development of its own proprietary technology and products.

The Corporation is in the process of developing its own proprietary technology and products. The success of developing new technology and products depends on a number of factors including, but not limited to, timely and successful product development, market acceptance, the Corporation’s ability to manage the risks associated with new product production ramp-up issues, and the risk that new products may have quality or other defects or deficiencies in the early stages of introduction. The development of methods for the use of HyperCore and other HyperSciences technologies is highly innovative and involves very complex processes. HyperSciences has successfully run its ram accelerator systems (100mm bore) up to 1250m/s (Mach 3.6). The University of Washington has successfully operated its smooth bore ram accelerator system up to 2900 m/s (Mach 8.5). HyperSciences has tested at contract gun test facilities (Southwest Research Institute - SWRI) at velocities up to 1950 m/s (Mach 5.9). HyperSciences plans to develop its commercial HyperCore systems to operate with projectiles at speeds that exceed its current demonstrated levels (>1250 m/s).

This level of innovation involves potentially significant expense and carries inherent risk, including difficulties in designing next-generation technologies and processes, potential development and production delays, safety concerns, and increased expenses. Our inability to effectively and timely develop our proprietary technologies and products and to develop the necessary quality controls and production capacity for our technology and products would have a material adverse effect on our business. Some technologies are relatively new and unproven.

Some of HyperSciences’ technologies and planned products are relatively new and unproven such that the use of these technologies could not produce the expected or intended results, and unforeseen results could occur.

The Corporation relies on intellectual property rights it has licensed and additional intellectual property it has developed. The Corporation may be unable to protect its proprietary technologies or defend its intellectual property rights and may be subject to claims that its products or the way in which it conducts its business infringes the intellectual property rights of third parties.

We believe that our success will depend in large part upon proprietary technologies and intellectual property protections. We intend to rely on a combination of patents, trademarks, trade secret laws and contractual obligations with employees and third parties to obtain and protect our proprietary technologies and intellectual property. The steps we have taken to protect our rights may not be adequate to deter misappropriation of our proprietary information. We also may not be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, others may develop technologies similar or superior to our hypervelocity technologies and/or design around the proprietary rights we own. It is possible that our license agreements could be terminated, which could limit or prevent HyperSciences’ practice of some or all of the inventions identified in “Description of Company – Intellectual Property” at page 26.

It is possible that our activities, products and services could infringe certain third-party intellectual property rights that we are currently unaware of, which could open HyperSciences up to potential civil liability. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement. If we are unable to successfully enforce our intellectual property rights, or if claims are successfully brought against us for infringing the intellectual property rights of others, such events could cause us to pay substantial damages, cause us to lose a key competitive advantage, force us to conduct additional research to develop non-infringing technology or cause us to have to pursue a different business strategy.

Certain intellectual property rights of the Corporation may be abandoned or otherwise compromised if the Corporation does not obtain additional capital.

The Corporation may be forced to allow certain deadlines relating to its patent portfolio to pass without taking any action because it lacks sufficient funds to pay for the required actions. Specifically, certain international filing deadlines are quickly approaching as of the date of this Offering Circular and the Corporation lacks sufficient funds to pay the government and legal fees associated with making such filings. Additionally, certain U.S. provisional patent applications are scheduled to expire and the Corporation could lose its priority date with regard to the subject matter of such provisional applications in the event the Corporation lacks sufficient funds to pay the applicable government and legal fees

Certain uses of the Corporation’s product offerings may be subject to regulation by the Environmental Protection Agency and other federal and state governmental authorities.

Just as with existing tunneling, mining, energy drilling and flight industries, regulations or other restrictions may be adopted that adversely affect our business and market share. Federal, state and local authorities may regulate the use of our product offerings, including, but not limited to, any effects on the following matters:

• Surface subsidence from underground mining;

• Employee health and safety;

• Permits and other licensing requirements;

• Remediation of contaminated soil, surface water and groundwater;

• Air emissions;

• Water quality standards;

• The discharge of materials into the environment, including waste water;

• Storage, treatment and disposal of petroleum products and substances which are regarded as hazardous under applicable laws or which, if spilled, could reach waterways or wetlands;

• Protection of human health, plant life and wildlife, including endangered and threatened species;

• Reclamation and restoration of mining properties after mining is completed;

• Wetlands protection; and

• The effects, if any, that use of our products has on groundwater quality and availability.

Some contemplated implementations of our technology may be subject to regulation by the United States Department of Commerce and Department of State. If future implementations of our technology require an export license or additional government approval for export, we intend to pursue such licenses and approvals from applicable government authorities.

Existing license agreements impose restrictions and requirements that limit HyperSciences’ ability to exploit and commercialize its intellectual property.

Each investor should fully read that certain Exclusive Patent License Agreement between HyperSciences and University of Washington dated March 13, 2015, (the “UW License Agreement”) which is included as Exhibit 6.6 to the Offering Statement of which this Offering Circular is a part, as well as the license agreements with EnergeticX.net, LLC (“EnergeticX”) dated May 19, 2015, which are included as Exhibit 6.7 and Exhibit 6.8 to the Offering Statement of which this Offering Circular is a part. The UW License Agreement only grants rights to HyperSciences in relation to activities and products under 100km MSL (the “Von Karmen Line” at 100km is utilized as one international definition of outer space). University of Washington (“UW”), pursuant to the UW License Agreement, may (1) terminate the license grant upon the occurrence of a breach by HyperSciences; (2) pursue patents covering the “baffle-tube ram accelerator technology” included in the UW License Agreement that would be owned by UW and outside the license grant to HyperSciences in any country in which HyperSciences chooses not to actively pursue patent protection for such inventions; and (3) require mandatory sublicensing in fields of use that Company is not actively pursuing if UW is solicited by a third party who wishes to license the “Licensed Patents”. HyperSciences also must comply with performance milestones relating to commercialization of the “Licensed Patents”, is required to submit periodic commercialization reports, and must pay certain annual, milestone and royalty fees to UW. UW also obtained 25,000 shares of common stock in HyperSciences and has certain anti-dilution rights as described in the section titled “Dilution”.

HyperSciences and EnergeticX have entered into two separate license agreements dated May 19, 2015, granting to EnergeticX certain rights in specified patent assets owned by HyperSciences. EnergeticX has exclusive rights to the “Licensed Patents” for applications at or above 100km MSL (outer space). Additionally, in the event of certain events involving Mark Russell and the Company (as described briefly in the “Description of Business” section at page 28), EnergeticX would have a non-exclusive license to the “Licensed Patents” for the purpose of applications below 100km MSL.

Mark Russell may have other time demands relating to EnergeticX and Pipeline2Space, Inc.

EnergeticX (and its majority-owned company, Pipeline2Space, Inc.) has entered into a license agreement with the University of Washington for the same patent assets as those covered in the HyperSciences UW License Agreement, but the EnergeticX license grants rights for applications above 100km MSL (i.e. spaceflight applications). In order to maintain its license with UW, EnergeticX must perform certain activities relating to commercialization of the technology (the “Required EnergeticX Activities”). The disinterested director of the Corporation has approved Mark Russell to be engaged in the Required EnergeticX Activities, which may limit the amount of time he devotes to the Corporation.

New, well-funded competitors are entering market, which may adversely affect our business.

Technology solutions and theories applicable to drilling, tunneling, mining and hypervelocity travel have recently seen increased media coverage. For instance, the Boring Company, which is owned by billionaire Elon Musk, has engaged in significant advertising efforts and may achieve commercial success. Elon Musk is a successful entrepreneur with a history of disrupting the online payment, automobile, and space launch markets. Future competitive technologies developed by The Boring Company and other companies such as Boeing or Lockheed could seriously harm our business and have a material adverse effect on our business, results of operations, and financial conditions.

HyperSciences’ technology and business plans involve safety risks.

Firing projectiles at such high velocities to break rocks involves a significant potential risk to the safety of humans and property. In the event of a system malfunction, or even in the course of the normal use of a ram accelerator, catastrophic events are possible. Therefore, risk of significant liability for HyperSciences is possible. In order to protect against such potential liability, HyperSciences has processes and safety systems engineered into its designs and also will likely continue to purchase liability insurance, which is and could be continually costly to the Company or may not be available. Insufficient insurance coverage or major catastrophic events could expose the Company to enough liability to negatively affect the Company’s business operations or could possibly render the Company insolvent.

HyperSciences has not registered any Trademarks for the following brand names: HyperCore, HyperDrill, HyperDrone, Energy Anywhere Geothermal, and Hyper Tunnel Boring & Mining System. As a result, HyperSciences merely has what is known as “common law trademark” protection. A common law trademark merely gives the holder protection within the geographic location in which the trademark is used. In addition, the holder of a common law trademark must successfully demonstrate first use of the trademark within a given geographic location to receive protection. Any such common law trademark protection may be lost if not enforced. Further, a federally registered trademark may have protection over HyperSciences’ common law trademarks unless HyperSciences is able to demonstrate first use and that there is a likelihood of confusion, and if not, may lose the ability to utilize these brand names. HyperSciences is aware of two such federally registered trademarks for the HyperCore and HyperDrill brand names. There is a risk that the owners of these federally registered Trademarks, or any future ones, may file a complaint in court against HyperSciences alleging trademark infringement.

General Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for these shares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a “liquidation event” occurs. A “liquidation event” is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events — through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneur or management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company’s employees, including its management. You should carefully review any disclosure regarding the company’s use of proceeds.

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company’s board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may not have the benefit of such professional investors.

Data Room

NAME	LAST MODIFIED	TYPE
Public Overview Deck. Page 2 - 23	Mar 12, 2018	Document
HyperDrill Machine Page 30	Mar 13, 2018	Image
HyperTunnel Boring Machine Page 31	Mar 13, 2018	Image
HyperDrone Aerospace Launcher Page 32	Mar 13, 2018	Image

Comments

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*Lantz Gomez de Segura · 13 hrs

Thanks for the webinar it was very informative. I have been going through the SEC fillings and one point did stand out

"Investors party to the agreement are required to indemnify and reimburse expenses of SI Securities, LLC for any legal claims against SI Securities, LLC as a result of any act or failure to act in connection with its activities under the Investor Proxy Agreement."

Usually investor liability is limited to the amount invested, being liable for the actions of a third party LLC is not what I was expecting. I am wondering if there is any clarification available.

Thomas Miller · 4 days

Hi Mark,

Would it be possible to get a link to the webinar that was held on Thursday 5/24?

Tom

Mark Russell · Team Member · 2 days

Yes.  Please find the Webinar video at:

  https://register.gotowebinar.com/register/8981259967203776770

Brennan Hay · 14 days

A few questions: (1) Have you already determined which type of payloads may be candidates for your launch services?  (2) How will you meet specific target orbits & inclinations?  (3) Since you're not capable of reaching LEO as-is, would this supplant first stages? (4) Have you determined a maximum size for payloads?  (5) What is the technology readiness level of your technologies?  (6) What stage of development are you at for your products, and what was the (7) last design review completed for each?

Mark Russell · Team Member · 13 days

Hi Brennan,

I will first answer questions (2 -4): To be clear, HyperSciences flight program is not an orbital spaceflight program. Our technology licenses have allowed field of use for terrestrial flights below 100km (approx 62miles above Sea Level). We may consider partnering with EnergeticX to go above 100km for their licensed field of use applications.

To to answer your questions for HyperDrone:

1.) It opens up opportunities in high altitude communications and earth observation drones.  We are planning to contract with NASA, DOD and commercial companies to explore the possibilities of Terrestrial Hypersonic flight applications. There is a market trend this year where NASA and DOD have been given a mandate to spend considerable more in the next budget cycle for our country to be leaders in HyperSonics. https://breakingdefense.com/2018/03/dod-boosts-hypersonics-136-in-2019-darpa/

NASA TRL is really about spaceflight dev. but may not be applicable for the terrestrial use cases.:   See the NASA definition:  assessment.https://www.nasa.gov/directorates/heo/scan/engineering/technology/txt_accordion1.html

We estimate perhaps we are at TRL 4-5 for HyperDrone.

On Question (7) last design reviews... PLease see my answers to Lantz between Testing in the Minelab and Shell 3 phase study.

All of the above in-detail can be found in the SEC circular on Edgar.gov https://www.sec.gov/cgi-bin/browse-edgar?company=HyperSciences&owner=exclude&action=getcompany

Craig Robinson · 24 days

I have two questions: 1) Is Mike Mcsherry  also an investor or just an advisor? and 2) Given the constraints of an average payload launch (e.g. altitude, diameter, mass, etc.) will your fixed price contract structure be competitive against the competition?  And if so, what sort of market penetration do you envision for this business segment?  Thank you - Craig Robinson

Raymond Kaminski · Team Member · 24 days

Hi Craig,

Mike is an investor, on the board of directors, and a senior advisor. His impressive background, such as being the former CEO of Swype, current CEO of Xealth, and co-founder of Boost Mobile,  bring additional strategic guidance to our team.

As an aerospace payload provider we will work with our unique clients to meet their needs and provide cost effective launch packages.

Some clients may be willing to join our lower cost launch program with set constraints such as mass, diameter, volume, tolerable g-load, and altitude.

We believe we are different than our competition not just because our cost but we are also significantly safer. By eliminating the need for a first stage rocket the probability of mission success greater increases which reduces risk for our clients.

Take care,

-Raymond

Brennan Hay · 14 days

Hi Ray, given that some of the launch vehicles have extremely high success rates ( http://www.spacelaunchreport.com/log2017.html#rate & http://spaceflight101.com/2017-space-launch-statistics/ ) and many commercial payloads are insured anyways ( https://www.spaceintelreport.com/will-insurance-force-russias-proton-rocket-commercial-satellite-business/ paywall ) have you (1) determined what your likely insurance rates will be?  (2) Do you agree that with reusable launch vehicles mainstreaming, organizations needing launch partners will primarily decide based on simple economics? (3) How would your launch vehicles compete against reusable ones?

Mark Russell · Team Member · 13 days

Thanks Brennan,

Our primary effort is focused on going into operations with Hypercore for terrestrial uses. such as high speed tunneling demos, mining, infrastructure and energy drilling. HyperDrone is early 100mm demonstrator that may prove out new opportunities in Hypersonic flight.

Again, HyperSciences  flight program is at a very early stage. It is not an orbital spaceflight program, our IP is not licensed for spaceflight inside Hypersciences. We will be exploring small Hyperdrone uses cases in the 80-100mm launch tube diameter for quite some time.

Mario Johnson · 25 days

This may be a dumb question, but is there any risk of causing mild earthquakes given the power and effectiveness of this product?

Raymond Kaminski · Team Member · 24 days

Great question Mario, actually we have the ability to be an early detection grid for earthquakes and tsunamis.  The energy produced by each projectile impact is concentrated into a very small area, but with each impulse we have the ability to map the subsurface area like a sonar by utilizing an in-hole sensor grid.  By knowing the location where natural fractures or risky areas exist we can steer around them to reduce or eliminate any unwanted interaction. The great part about this technology is once the holes are outfitted with these sensor grids we can geo-locate earthquakes in their early stage as they are building magnitude which can give residents early detection never previously available and can give researchers much needed data. We are actively pursuing contracts to demonstrate this technology.

Lantz Gomez de Segura · 15 days

Can you share more details on the development status for each of the three mentioned devices and what are the next steps on the hardware development front? (tunneling, energy, space launch)

a)Why did you choose direct thermoelectric generation instead of the traditional steam+turbines. I do not think there is any MW scale commercial thermoelectric plant. Do you think it will be available commercially within 3 years?

b) How much time do you have to commercially develop the licensed patents before the UW can cancel the agreement if you don't?

Yaakov Hersh · 14 days

What price per share?

What is your optimal exit plan?

Thanks

Mark Russell · Team Member · 14 days

Lantz.  I'll comment on development status  first:  HyperCore-100 is the workhorse 100mm hypersonic system that has been demonstrated over the past years in early field trials both underground at our contract Minelab facility in Idaho, in our mining and tunneling application as well as flown up in the open air, near white sands missile range in New Mexico (Spaceport America). We are pursuing customers right now to begin our EaaS (Equipment as a Service) demonstrations for near surface rock breaking (tunneling, foundations and mining).

HyperDrill:  We have demonstrated the technical feasibility of  deep Hyperdrilling through some of the hardest rock on the planet though the 3 phase contract with Shell. These tests were engineered and built by us and then demonstrated in controlled laboratory-like conditions near San Antonio ,Texas at a contract test facility called SWRI (SouthWest Reseach Inc) where Shell participated and witnessed these tests as phase 2 completion milestone... (Shell Phase 2 answered the fundamental question. positively,..Yes.. we can Hyperdrill underwater with hyper-velocity projectiles, under pressure in really hard and tough rock target specimens with multiple shots one after the other.). We are pursuing Shell and others right now to do effectively a phase 4 program... a HyperDrill Joint Industry Project where we complete the final engineering and build multiple copies of the  near-commercial drill tool called Bottom hole Assembly to test in the field. Even with this paradigm-shifting technology, the roadmap strategy is hyper-incremental...build near-surface HyperCore-100 systems, fire them a lot.. get really good and make $, then push deeper and deeper into the ground until we get our technology demonstrated commercially to cheaply drill deep geothermal .(We are pursuing  government and  industry partners like DOE, ARPA, and Shell, etc.) for Geothermal..

On HyperSonic Flight:   We call our program HyperDrone  where we plan to be able to fly up to  just under 100km (<62 miles) or horizontally for other flight programs with hypersonic air-breathing payloads for customers, for instance.   We are very early in the development stages of this program, but believe the idea of sending high altitude payloads towards the edge of space on Momentum alone or at extremely high speeds from the ground has high value. It opens up opportunities in high altitude  communications and earth observation drones. To be clear, HyperSciences flight program is not an orbital spaceflight program. Our technology licenses have a field of use allowing for terrestrial flights below 100km (approx 62miles above Sea Level).  We are planning to contract with NASA, DOD and commercial companies to explore the possibilities of Terrestrial  Hypersonic flight applications. There is a market trend this year where NASA and DOD have been given a mandate to spend considerable more in the next budget cycle for our country to be leaders in HyperSonics.      https://breakingdefense.com/2018/03/dod-boosts-hypersonics-136-in-2019-darpa/

All of the above in-detail can be found in the SEC circular on Edgar.gov   https://www.sec.gov/cgi-bin/browse-edgar?company=HyperSciences&owner=exclude&action=getcompany

More soon on your next questions.

Mark Russell · Team Member · 14 days

Lantz,

TEG's (Thermo Electric Generators).. On Phase 3 of the Shell contract, not only did we finalize the design for the patented and Patent-Pending HyperDrill down hole tool for deep energy drilling  applications, but we also shared with them our patent-pending concept for a full geothermal "energy anywhere" solution including drilling, well completion costs and yes.. a novel geothermal-electric plant design.   While it is still an engineering concept, we calculate with hot  rock deep under our feet everywhere, with earth's nominal thermal gradient of approximately 25 Deg C per km depth, the system is optimized for all parameters for cost (drilling, completion and plant).. 6-10km holes provide modest quality steam temp (150-250 Deg C), not super high temp steam found in typical conventional geothermal like at "The Geysers, California." Modest temperature reservoirs are better suited for turbine plants like Organic Rankine Cycle (ORC) plants... but those are typically more expensive.. so like HyperSciences excelling over rotary drilling with HyperDrill, we threw expensive rotary out of the electric plant as well.  Similar in some ways with solar cells, but using a temperature differential to make power, the TEGs are high volume manufactured silicon products that are found in  electronics and automotive (seat heating/cooling, for instance.) So we went to China and California and talked with manufacturers who would like to work with us to  created scalable silicon TEG power plants at <$1/watt.  So it is early, and while we are optimistic, we do think, if we get the full funding and some key partnerships and contracts, we could be demonstrating pilot plants within 3 years as we said in our plan filed with the SEC Reg A.... It is on our roadmap after Deep geothermal HyperDrill is proven out.

The University of Washington (UW) IP licenses   - Signed on 3/13/2015 (The effective date.)

1.) Company shall demonstrate acceleration utilizing the baffled-tube in a real-world test in the Field of Use within 18 months of Effective Date (“Milestone 1”).   This Milestone has already been completed.

2.) Company shall demonstrate at least one commercial scale prototype of Licensed Product within 48 months of Effective Date (“Milestone 2”) or make a one-time $35,000 payment to extend an additional 18 months to meet Milestone 2.  Planned with HyperCore Upgrade.

3.)  Company or Sublicensee shall demonstrate a commercial scale prototype of Licensed Product in the defense field of use within 60 months of Effective Date (“Milestone 3”).  HyperDrone is planned application for this milestone.

It reverts from exclusive for applications <100km  to non-exclusive <100km if we don't meet those  3 milestones or payments. So... we have some time to hit the other 2 milestones to maintain exclusivity for terrestrial uses (<100km).

Note: We have  many patents and patents pending that are not subject to licensing agreements like the one with University of Washington.

Mark Russell, CEO

Mark Russell · Team Member · 14 days

Yaakov ,

Per the Reg A offering. The Shares are set at $3.84/ Share.

On Exits:  We are a platform technology company.  We think there are multiple potential exist opportunities from multiple verticals from energy to tunneling to aerospace.  So our ideal exit is multiple exits !

More detail can be found in the SEC circular on Edgar.gov

https://www.sec.gov/cgi-bin/browse-edgar?company=HyperSciences&owner=exclude&action=getcompany

Nicholas Donahue · 9 days

In December you closed a $3 MM offering at a $7 MM valuation.  Now, five months later, you are raising at a $25 MM valuation.  What did you do during five months to increase the valuation of the company by over 3X?

Mark Russell · Team Member · 8 days

Thanks Nicholas,

Great questions and I'm glad you asked.

The latest closings I believe you are referring to  in Q4 2017-Q1 2018 of were part of  historical note conversions that had caps associated with them  from 2015-2017 notes. The $7M was associated with a maximum cap, not a valuation. We negotiated the $25M value with Seedinvest for this Reg A filing as our dealer broker.

History: In 2015-2017 we had a convertible note maximum cap in the $6M-$7M range (Again.. a Cap, not a valuation). From 2015 forward, we completed 3 phases with Shell over 2 years and demonstrated the Ram accelerator technology in the field (mine) and the impact dynamics for hyperdrilling and other related processes and technology along with compiling 30+ patents and patents pending, some issuing recently. We had noteholders (with the $6-$7M cap) with notes that had hit the maturity date and some wanted to convert over into equity with some additional capital infusion rather than simply having the note callable by the majority and just paid back in future. The majority note holders have agreed to hold off on calling the note while we are in the seedinvest Reg A offering and willing to negotiate in good faith against the Reg A offer terms.

So look at the $25M as the current deal pre-money valuation, not the $7M that is an historical cap on a convertible note, not a valuation. The referenced transactions were part of getting our house in order for audits and prep for this Reg A. Please do read our Reg A SEC circular filings, financials, footnotes and subsequent events to get the details of these transactions.

Thanks  - Mark

Promotional Emails

HyperSciences Company Update

seedinvest

HyperSciences | Company Update

HyperSciences: Harnessing the Power of Extreme Velocity.

THE
BORING
COMPANY

Elon Musk Raises $113mm to Chase a "Pipe Dream"

Tunnel boring hasn't traditionally received much attention from Silicon Valley. Last month however, Elon Musk announced that his newest venture, The Boring Company, raised $113 million from his own pocket and early Boring Company employees. Elon Musk’s latest investment brings tunnel boring front & center – showing that some believe it’s an industry critical to transportation innovation.  It's all part of Elon’s goal to "solve the problem of soul-destroying traffic."

Mark Russell, CEO of HyperSciences, believes one of his products, the Hyper Tunneling Boring and Mining system (HTBM), can improve performance and reduce high capital and operating costs that have been standard in tunneling for years. Mark hopes that one day HyperSciences could be the technology that helps empower companies like The Boring Company to realize a better future for transportation.

Thursday: Investor Webinar with Mark Russell, HyperSciences CEO

Join Mark Russell on Thursday, May 24th at 4pm EST for an investor webinar featuring a deeper look into the business and live Q&A from the investor audience.

Register

HyperSciences Company Update

New Energy Startup

Hi James,

We'd like to introduce you to introduce you to a new company on SeedInvest: .  HyperSciences is a technology company that has created an innovative hypervelocity system to create better solutions for major industries such as fast tunneling, energy drilling, and aerospace.

HyperSciences' core technology is HyperCore, a system that utilizes low-cost chemical energy to accelerate projectiles to very high velocities. HyperSciences aims to demonstrate that its technology will allow for the economical generation of energy via geothermal installations nearly anywhere on earth — Geothermal Anywhere.

HyperSciences plans to raise a $10mm Series A round via Regulation A+ on SeedInvest once qualified with the SEC, and is currently accepting reservations.

Reservation Confirmation

HyperSciences | Your Reservation

Hi James,

Thank you for confirming a reservation in HyperSciences.  As a reminder, your reservation is a non-binding indication of interest and it will allow you the opportunity to complete your investment in HyperSciences before the campaign goes live to the general public.

Over the next month, we will be sharing updates from the company and CEO Mark Russell as the campaign progresses.  If you have a question for Mark and the HyperSciences team, you may ask it on the discussion board via the link below.

ASK A QUESTION

HyperSciences | Webinar Invite

Thursday, May 24th at 4pm EST | HyperSciences Webinar

Join Mark Russell, CEO of , for an exclusive investor webinar on Thursday, May 24th, at 4pm EST.  Mark will be presenting a company overview, discussing the various applications of HyperSciences' technology, and fielding questions from the live investor audience.

 is a technology company creating better solutions for major industries such as fast tunneling, energy drilling, and aerospace. The company plans to raise a $10mm Series A round on SeedInvest once qualified with the SEC, and is currently accepting reservations.

If you would like to attend the webinar, please register via the link below.

REGISTER

Discussion Points

1) What Goes Mach 5 and Disrupts 4 major industries..

This projectile and millions more like it.

What I hold in My Hand is promise of deep geothermal energy anywhere on the planet.

10 X faster tunneling  enabling Hyperloop and much more.

2) - NA

3)  I am Mark Russell, CEO and founder of  HyperSciences.

Where we use the power of extreme velocity to

 Disrupt tunneling, energy, aerospace and transportation

4  The Problems:

Conventional Energy drilling slow, expensive & not carbon-free..

Renewables are intermittent: The sun goes down for solar and wind..

5  Traffic Sucks.

Some think underground transportation tunnels like Hyperloop is the solution..

 But Tunneling is expensive. And dangerous and slow…

Old Tech. Rotary

You may have heard that recently Elon Musk closed $113 Million for The Boring Company.

6.)  Our Solution is HyperCore…

A new HyperSonic Engine and proprietary projectiles

It directly Drops into these industries (Tunneling, Energy and Aerospace)

 Let’s go to the video

7.) Movie..  I narrate (See script for movie).. Mach 6 projectiles, etc. hypercore, HyperDrill, Geothermal and spaceport America flight footage.

8.) The business Model is Equipment as a Service ..

Razor-Razor-blade, Ink-Inkjet model with  Projectiles as Consumables….

Awesome.

Lease HyperCore machines . Easy adoption.

1000s shots/day

Low cost: Natural Gas/ Air with plastic & concrete projectiles.

 high margin.

9.) Trends:

USA is lagging HyperSonics. 136% increase in HyperSonics spend at government.

Elon Musk is tunneling.. $113M raised… incremental.

$1 Trillion on Infrastructure

10.) The Markets are Huge…$100 B opportunity

&  ripe for innovation…

Energy  & Drilling alone is $70 + B

11.) Our Path.

Starting Near Surface…Tunneling and Aerospace

low hanging fruit first… Easy and High Value.

We are building 10+ HyperCore units..

Then to Hard Rock Energy Drilling Projects with Shell and others.

Geothermal Energy Anywhere future.

12) Our clients across these industries are massive.

We have been funded by Shell for past 2 years.

We have Hosted Caterpillar & other multi-nationals.

13.) We are Raising up to $10M with Seedinvest Reg A+

We have our product ready to deploy with financing. Approx. 10  units.

We have put over $4M to work building this tech.

Funded by Shell for over $1M.  approx.

31 Patents and Patents Pending.

Commercial and government projects in the pipeline

14) Team

•

MCR

Masters in Aero/ Astro from Stanford

Lead for Jeff Bezos Blue Origin

Left it to start HyperSciences…

Then I drilled the deepest Diamond Drill Hole in North America.

World-class mines & families Public Mining Companies.

I know how to take a company public.

•

Hossam Elbadawy

Houston Director. VP of Schlumberger and Other Oil and Gas ventures.

•

Mike McSherry Seattle Tech guy.. SWYPE, BOOST MOBILE, et.

Company leaders building tech and industrial companies from

$10’s to $100’s of millions and made our investors money.

15.)  Summary

Disrupting Multiple Billion $ industries with Common HyperCore system.

Seedinvest Opportunity is open for Reservation, up to $10M on a Reg A Tier 2 offering.

Narration Script

AUDIO

ANNCR: What goes faster than Mach 5 and can disrupt four industries?

This projectile…part of HyperSciences’ HyperCore technology.

Our proprietary launch system uses artificial intelligence, advanced laser guidance, and robotics to aim and fire projectiles at extreme velocities.

MARK: HyperSciences can accelerate drilling and tunneling, propel payloads to the edge of space, and tap into thermal energy stored in the earth’s crust.

ANNCR: Compared to conventional drilling or tunneling methods, HyperSciences’ tech removes earth 5 to 10 times faster. Shots repeat every few  seconds and clear a few feet in just minutes.

When utilized on infrastructure projects — like Hyperloop — HyperSciences’ innovations can compress timelines.

In 2017, Conventional Boring Companies are clearing just 300 feet a week. Today, HyperSciences’ equipment is designed to exceed a mile a week

HyperSciences is innovating above ground, too.

With some modifications, our HyperCore technology can send payloads into the upper reaches of the atmosphere — without the volatility and expense of rockets.

These advantages in safety and cost sets us apart when competing for NASA and Department of Defense contracts.

HyperSciences is currently in talks with the Department of Energy about our ability to drill deep into the earth to cost effectively reach geothermal energy deposits, something that previously wasn’t feasible.

By converting heat into electricity, HyperSciences can produce clean energy anywhere. Unlike other fossil fuel alternatives, our solution isn’t affected by lack of sun or wind. Our quiet, convenience store-sized power plants may even make nuclear power obsolete.

MARK: While our first thermal electric generators are a few years away, much of what we’ve patented exists today. Our drilling and tunneling equipment is in the field now…and we’re currently

flight testing at Spaceport America.

Mark Russell, CEO

HyperSciences

AUDIO

This…this projectile may be very simple, but its impact will be felt throughout entire industries.

Be part of this disruption by investing at seedinvest.com

Additional:

What goes faster than Mach 5 and can disrupt four industries?

1.)

“This projectile…part of HyperSciences’ HyperCore technology. “

2.)

“This projectile… and millions more like it, all part of HyperSciences’ HyperCore technology”

3.)

“Using hypervelocity technologies, we are creating better solutions for tunneling, energy, transportation and aerospace.”

4.)

Our common HyperCore engine is used in multiple industries such as tunneling, energy drilling and infrastructure”

5.)

While our first thermal electric generators are a few years away, much of what we’ve patented exists today. Our drilling and tunneling equipment is in the field now…and we’re currently flight testing at Spaceport America near white sands missile range.

6.)

HyperSciences can accelerate drilling and tunneling, propel payloads to the edge of space, and tap into thermal energy stored in the earth’s crust.

Transcript of Question & Answer Session

This is a transcript of the Q& A Session from May 24th HyperSciences Webinar.

Audio/Video are located at:

https://attendee.gotowebinar.com/register/8981259967203776770

1.) Q: How much time will you spend on HyperSciences versus your other companies.?

A: The other companies have been in development for almost a decade so thinking about space flight is like breathing to me. My primary focus is on HyperSciences and making it a profitable company, so I will not be too distracted. We are talking about a few percent of my time  focused on use cases for getting into orbit, but I am spending most of my time focusing on how to get from here to there with Hyper Sciences both above-ground and below-ground

2.) Q: Explain the $7m cap vs. $25m valuation over the past months.

A:  This was answered in the Seedinvest Q&A.  The $7M was a cap for note conversion from 2015-2017 ahead of Reg A preparation, not a valuation. The $25M was negotiated with Seedinvest as the valuation. Again $7M was a cap for convertible notes for past years of investment, not a recent valuation.

3.) Q: Elon Musk The Boring Company seems to have a viable business model. Seems that boring cost isn't a pain point?  What are HyperSciences cost savings and competing tech?

A: Elon Musk articulated automation. Electrical.power..not diesel.. 24hour ops.  Decrease diameter by 2x. (area decrease by 4)
Elon Musk can improve to a certain extent like 4 X on the area and 2 x on the shift Improvement. He can for their specific application have improvements. But there is a fundamental limitation on rotational energy deposition.

There is a fundamental limitation to depositing energy in rotation same issues we solved with 3years of work with shell.... we showed there was a fundamental speed limitation to depositing energy by grinding and rotating to the right. You just simply cannot get there. we game change that. our method of energy deposition is  breaking rock at 10x-100x the strength of the rock and doing so every few seconds.  We fire and break the projectile and the rock at 10 to 100 times the strength of the rock every few moments. So you simply need to add another HyperCore barrel to fire projectiles so we think instead of buying these gargantuan and expensive machines we think companies like the boring company and other tunneling companies and Equipment manufacturers like Herricknecht and Caterpillar We will help break rock all the way along the planet we don't think we're going to be competing directly with Elon Musk and the boring company but enabling his company and others to break rock all the way around the planet.

4.) Q: Explain Competition/technology:

There are a couple of things out there there's a laser drilling company Chevron has been funding a company called  FORO laser drilling. And they have had some laboratory success with that technology, but delivering High laser energy down a hole in a hot wet environment in a mine, is just difficult.

Spark Drilling and plasma Arc again you're trying to add electrical energy way far away to the face of the Rock, what we do is use Simple chemical energy such as natural gas and air where we put our machine and projectiles closer to the working face of the Rock and break rock where we think the other systems are not able to do it that conveniently or efficiency, we are able to bring energy density right to the rock face will bring it high energy through high mass and velocity right to the face of the Rock. We think we are able to gain efficiencies where those other Technologies are not able to gain.

There is some cool Tech out there the difference is energy density to the face of the rock we have it, they don't. We are bringing it with high-energy velocity with mass and they're bringing it with just high heat energy.

5.) Q: Any Concerns of velocity and impact force?

A: If we are going with this question as a fracking question. We are talking about very focused energy and we model and understand how this rock breaks in a very focused manner and into a very localized section. The current fracking process that is used in oil and gas very slow moving water and it goes into many of the natural fractures of the entire system. Our Drilling and tunneling machines give a very specific impact with a very specific acoustic pulse and we actually are planning to listen and use that acoustic post to figure out where things are exactly underground where to potentially avoid sections, our goal is to see the fractures and see deposits and water and other minerals and resources long before we actually get to it we think our system is cleaner than the technology being used in oil fields today. The materials are made out of concrete and steel or aluminum and plastic- all the same things you pull up and recycle through your system.

And so we are not adding anything we think that is environmentally degrading to the system that isn't normally recycled.

6.) Q: Are there military applications for the technology?

A: Again I wouldn't have put up the slide with 136% increase in defense spending in hypersonics if there were not, defense seems like an application we see for something we call hyper drone observation missions where you want energy to put a point in the sky for things that are observable and things that we can put up have low heat and low still signature and this is a different system than the one we use to break rock. Hyper drone is different than HyperCore Rock racing technology but yes there are applications we think. We don't spend a lot of time thinking about breaking things in applications that are not as productive for Humanity. Defense does have a very good use case for observables and observation platforms side.  This is a distinguishing feature that hyper core is different than hyper drone.

There are other solutions that the military currently has for destructive that we don't think our system is anywhere within the next 12 months going to go intercept, beyond Earth observables and observations missions in high altitude reconnaissance.

7.) Q: Would it be more prudent to focus on the Energy Drilling and not multiple verticals in the company given limited resources at this time?

A: Totally Agree. We think we solved the Energy Drilling key technical risks with Shell’s feet 3-phase program. It's a really good point we want to go build the hypercore unit 10 to 20 of these things I can 10 with the minimum round and get breaking Rock we think millions of shots near Surface gives us the pedigree to go down hole. We think it is very important to break rock in the tunneling applications in the near surface infrastructure to get the pedigree then bring it in to deep energy. There are two other pieces to deep geothermal energy that we have distilled with our work with shell.  1.) Drilling we think we have demonstrated our ability to build a system but we need to prove it.  But 2 & 3 are needed…. 2.) You need to build a plant that is compatible with the cost of low-cost Drilling.  If drilling is inexpensive as we can make it how do you make a plant that is also similarly inexpensive and 3.) How do you complete the wells how do you bring the cold water from here through the fractures to a hot set of rocks and then bring it up to the surface to your plant to create the thermoelectric energy?  So those are the three points, we think we can work out the Deep drill but we want to fire millions of projectiles near the surface then bring it to deep Energy Drilling, we still need to work on the plant for electrical generation and then to complete the well we intend to use our acoustics two then image and show how the water will you be able to flow from one section to the other.

So, That is why we've said it is about a three-year plan to get out to deep energy for geothermal. We are very very focused, but we do have a vertical in the near-surface infrastructure business that gets us cash flow positive very soon. We are a business.

8.) Q: can you talk a little bit more about the Aerospace business and the physics behind it?

A: The system is based on a technology called a ram accelerator it is a linear jet engine. It is a hypersonic Ramjet, it flies through the tube  and that's where we create an atmosphere that we create. The ram accelerator when it flies in,  it sets up a shock wave as the projectile flies in. There is for example natural gas and air at just the right combination that self-combust and a shock wave on the projectile sticks right to the back of the projectile in the tube just like a surfer rides a wave in the ocean, this projectile wave rides down the tube. Our projectile rides the wave in the tube.  We call it a Wave Rider, and that pressure of the wave is almost as if it is a gun that is continually firing all the way down the tube which is why when we exit the projectile from the tube we exit at multiple times the speed of any conventional gun, So it is not a gun, it is a jet engine. It is an aerospace vehicle in and of itself but we are just making it super low cost for rock breaking concrete and plastic projectile.

For the Aerospace application it's a good question, One  of aerospace hyperdrone flight projectiles which can carry an encapsulated projectile. We are flying things like electronic payloads and other observable payloads in these types of systems there is a really unique application for quick high altitude release of drones inflatable structures and things that don't have to squirm to the atmosphere like weather balloons. We put them up as an energy point in the sky. So, we are excited about this business, but it is early, and we are looking forward to growing that as we  are pretty good at the rocket science side of things, but we do want to be is very very focused on making money but having lots of projectiles being built and flown particularly in the Rock breaking underground to start with.

9.) Q: How defensible is the technology and processes?

A: We have 30-plus Patents and patents pending and a number of them granted and issued. The process of ram accelerator itself with the new Innovations from the University of Washington are exclusively licensed by us in the terrestrial field of use so we have a very good IP package for both process of operating the ram accelerator for ourselves and our company internally,  as well as we have spent time learning and operating with our funding of the ram accelerator Lab at the University of Washington which is the Premier and only active Ram accelerator facility in the world besides ourselves as the commercial operators of ram accelerator systems in the world. We do expect to be first to market with the systems and the IP package. Operating the systems is hard but once it runs, it runs like a jet engine it's a smooth very reliable operation it is time to get it out there and be first to Market with this type of thing

10.) Q: are you focused on the US or the global market?

A: So, Shell is a global company, the first introductory meeting I had with Shell in person was in The Hague in the Netherlands. We have a state department and commerce Department classification designation called an EAR 99. Shell would not contract with us unless the technology was exportable around the world so for the drilling applications we have looked at Oman we have looked at Europe we looked at South America as well as the Permian Basin just for oil and gas. And so, yes, it is a worldwide opportunity, but we think that the United States is a good first Market to go out try some of our near-surface testing, but we are absolutely willing to go out deploy this product internationally. Part that we look forward to is how do you lease these units internationally with the designation ear99. I am sure we will have to go through some export processing and things,  but we think that the EAR 99 allows us to do this.

11.) Q: How far out is the technology from commercial use and deployment and what is the timing of commercialization?

A: We are working on letters of intent with shell and then working on letters of intent with other large near-surface Rock breaking and tunneling companies. The first 10 HyperCore units go out as testing and pre-commercial units to games those contracts and we are negotiating those contracts right now that leases out the hyper core unit at a couple thousand dollars but then with performance proven it's a guarantee purchase of hundreds of thousands or maybe millions of projectiles per year per machine.  We do think we are within months of signing and getting our first tranches of the down payments on the lease and subjective sales and purchases. We do expect to be operating in generating Revenue this year. So, we think we are very close.

12.) Q: What do you do differently with the rock that is broken? Do you have a new way to remove it once it is broken that is more efficient?

A: We have a way. It's not a new way we just optimized for breaking the rock really quickly. We work with operators to help them decide what's the best way to move the rock out in the case of our tunneling machine showing a picture here we use a roadheader with a gathering arm in our hyper tunnel boring and mining machine and then we built one and that Gathering arm pushes the rock into a conveyor system on the back through the center line. For instance, we've turned this roadheader which is a soft soil Rock moving machine with Gathering arms.  For different users there's probably two or three different ways to remove the Rock using a high-volume conveyance system are likely going to be the likely scenario for moving The Rock and those are the ones that we demonstrate with today. We use the Gathering arm with the conveyor to move that rock that we're creating 10 times faster it needs to be moved out 10 times faster, so you do need to move it in volume

13.) Q: you mentioned high margin in your economics. Can you talk about specifics in margin range and talk about where more leverage may come from in the future over time?

A: When you build these projectiles to get them down to a dollar or two per projectile in a mining operation and you extracting say conventional methods you drill and blast you drill for hours and then you load explosives, and everybody goes out of the mine and so many tons of rock of Fallen May cost up to $100 or $50 tens of dollars per ton during those shifts.

For example. one of these projectors at full velocity will break approximately 1 ton of Rock, depending how long your tube is. (Smaller projectiles or slower, may be ¼ ton broken rock per shot) You're able to break a ton of Rock for a huge discount to what the current methods are and at speeds that are unseen today. So, the margin comes two-fold , one in improving conventional  cost bringing it 30 % down to 50% down in conventional operating costs but we're also talking about the time cost you can access your resources more quickly and for hyperloop you could potentially get your passengers moving through your tunnels much sooner and creating revenues earlier.

14.) Q: can Tell us more about your relationship with Shell?

A: Shell has a program called Game Changers which is different than their Venture group, it is a funded Group which casts a wide net looking for new technologies and ideas that may change energy or the lives of people around the planet. Such as low carbon footprint, Or clean water, etc.  go to their website.

They funded us. We won a game changer program and started in 2015 through end of 2016. Finalized in Q1 2017.

They called me back within 24 hours of proposing hyperdrill. They wanted to know more about our ability to drill anywhere on the planet for deep geothermal as well as help them with conventional resources Drilling. Working through the process with them would help us teach ourselves how to drill conventionally and then for deep geothermal.

So, they funded us through a 3-phase program. The first one was a feasibility study showing economics and tech for hyper drill the second phase was a test program where we prove key elements and physics of the drilling process using hypersonic projectiles and the third phase was a design the commercial tool phase. How could it fit into their current tools. We also completed a geothermal plant concept design in the third phase. Now we are discussing a fourth phase with them which is called The Joint industry project where we and shell and others like a services company will have a joint program to demonstrate the entire system in a deep hole capable of showing that it will do everything we said it would do in a commercial setting as a full system. That is what we call a joint industry project and we look forward to those partnership discussions.

15.) Q: why crowdfunding instead of approaching traditional institutions?

We spent quite a bit of time in Houston and other companies. Talking to the energy strategic funding groups. We are fundamentally a technology company that has an intellectual property portfolio which is where the substantial amount of our value resides. We are clearly trying to shift over to a revenue model with our equipment as a service model. I spent quite a bit of time in my family mining group companies operating as publicly traded companies on the American and Canadian exchanges, so we are familiar with the public-sector investors the mining financing space. HyperSciences is different, this isn't owning a physical asset like a mine with a resource or a reservoir it's about owning intellectual property assets that we convert into operations and so seedinvest with regulation a seems to be a great fit. I am very bullish about the  opportunities to bring a concept like the HyperSciences package that does have multiple verticals in multiple markets. Seedinvest can help you gain the value from that platform opportunity.

When you talk to the Venture Capital groups such as in Silicon Valley they want you to focus on one thing and one thing only and what we're saying is that we're doing a HyperCore hyper-focus development and we can access multiple verticals with that technology for potentially multiple returns.

So, in short, we've been down the path of Public Funding before in other companies for HyperSciences it is not a perfect path for that type of public funding yet. Reg A (tier 2) is a good first step and then the maybe next step in reg a does allow you to go into the public sector and we are very comfortable with doing that and like that and one of these verticals could do that. So that is the basis, and secondly, we're not an asset-based company yet we are an intellectual property base value and I think this is a sweet spot for seedinvest where it looks at some of these pre-production opportunities and brings them out to an audience that can appreciate it like yourselves.

16.) Q: How does your technology compared to other Technologies with the risk of triggering earthquakes?

We think our  Technologies are  fundamentally different and better. . If you look for example look macroscopically how oil and gas is extracted, there is a void that is created for instance look at Oklahoma and other areas while I'm not an expert in earthquakes you are creating a void while you're extracting. With the advanced geothermal that we're doing and planning you're just fundamentally not creating those same voids you're exchanging a thermal energy with The Rock and use a different kind of fracturing. Secondly, we partnered up with a group at Lawrence Berkeley labs that has a seismic system at Calpine at the geysers in California where we are looking to use the acoustic signal from one of our patents when we fire are projected into the ground when we impact we get a signal seismically and can potentially image while we drill, and their systems are geared to being able to detect one additional order of magnitude lower for earthquakes. We think we can help them by putting Piper drilled micro seismic holes all over the planet to help them detect earthquakes early, so we see ourselves as a bit of a double threat for helping rather than hurting relative to earthquakes.

17.) Q: Is there any part of your technology that is reusable?

A: Certainly, the machine the HyperCore itself is reusable and recyclable the projectiles themselves or as I call them recyclable we get the concrete or the plastic or the metals back up to the surface. For the operations of accelerating these projectiles in an  underground situation, you are effectively destroying the projectile during each shot and the rock into rubble and then bringing it back to the surface. The overall system is recyclable operating like a jet engine because it is a jet engine the actual projectiles are recyclable as in reconstitute-able.

18.) Q: Is your year one Revenue conservative, knowing that you are attempting to get letters of intent for 6 million or more?

A: The 6.25 Million Dollar contract you referring to is a letter of encouragement from the Department of energy ARPA contract opportunity that articulates geothermal opportunity that they encourage us to move from our concept paper to a full proposal. We have not won that contract yet, but we have made estimates of what potential contracts we may win this year and next year. The $6.25 million contract was not one of the estimated contract values in the projections we applied for that after our first submission to the SEC with our regulation a filing. So, it is possible that our Revenue projections might be conservative, but we think we are going to do very very well by building projectiles and HyperCore units and flying these projectiles for proof and winning these key contracts without proof. I think we have mostly bet on the revenue based on projectiles up through year 3 and then the geothermal systems come online at the tail end of year 3 beginning of year four.

19.) Q: You mentioned that the total addressable Market is potentially 100 billion in your presentation. Wouldn't you say that if you're affecting Energy Drilling, Aerospace, tunneling drilling, energy production that 100 billion would be a low estimate?

There is only so much that you can speculate on particularly when you're developing the SEC document. So, we do know with Shell it is possible, that we could have high worth in the future if successful. And that is exciting in a very focused Market. Human beings break a lot of Rock and we need a lot of energy. I think energy itself is something like a trillion-dollar market. This company’s long-range goal is to become an energy company and we will do so by are Innovative technical means to access that energy. So, we do think the opportunity is huge and we think the hundred-billion-dollar market segmentation is a good place to start and we appreciate our seedinvest marketing partner for this regulation A offering and going to bat with us that we may speculate in the future to be bigger but will stick with a hundred billion right now.

20.) Last Q: What are the ultimate ambitions of HyperSciences company?  Where do you see yourself in 5 to 10 years?

I think we will be the world's largest geothermal energy company. That is our goal, that is why we started the company. A hole is a means to an end and our goal is to bring energy to anywhere on the planet because we all live on this awesome Earth well if we can drill just a little bit deeper and lower cost we are able to access deep energy and we in the long run are willing to go out and solve that hard problem. But, we are going to make money along the way because a sustainable business does that. We don't just take the big bet from the beginning we take the BET all the way along.

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